UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 28, 2011

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Auxilium Pharmaceuticals, Inc. (the “Company”) previously announced that the employment of Mr. Roger D. Graham, Jr., the Company’s Executive Vice President, Sales and Marketing, will terminate on November 28, 2011 (the “Termination Date”). On November 28, 2011, the Company entered into an Agreement and Release (the “Agreement”) with Mr. Graham. In accordance with the terms and conditions of the Agreement, Mr. Graham will receive:

•	severance payments in the gross amount of $496,000, payable in twelve monthly installments commencing within 15 days of the Termination Date;

•	payment for any accrued but unused vacation time through the Termination Date; and

•	continued medical, dental and prescription drug coverage for himself, his spouse and any dependents during the twelve-month period following the Termination Date.

In addition, Mr. Graham shall have the right to exercise any outstanding stock options that were vested as of the Termination Date until February 27, 2012. Any options and restricted stock held by Mr. Graham that are not vested as of the Termination Date will be forfeited.

In consideration for the severance payments and other benefits described above, Mr. Graham has waived and released any and all claims against the Company.

Mr. Graham remains bound by the non-competition, confidentiality, development assignment and non-solicitation covenants contained in his Amended and Restated Employment Agreement, dated as of December 23, 2010.

The foregoing is a summary description of certain terms of the Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Agreement attached as Exhibit 10.1 to this Current Report and incorporated herein by reference. All readers are encouraged to read the entire text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement and Release, dated November 28, 2011, between Roger D. Graham, Jr. and Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: November 29, 2011	By:	/s/ James E. Fickenscher
	Name:	James E. Fickenscher
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Agreement and Release, dated November 28, 2011, between Roger D. Graham, Jr. and Auxilium Pharmaceuticals, Inc.